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                                                                EXHIBIT 10(G)(2)

                       EXCESS BENEFITS LETTER AGREEMENT



Mr. Paul G. Van Wagenen
Chief Executive Officer
Pogo Producing Company
5 Greenway Plaza, Suite 2700
Houston, Texas  77046-0504

Dear Mr. Van Wagenen:

          Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), imposes limitations on the annual benefits which the Employees Retirement Plan for Pogo Producing Company (the "Retirement Plan") may pay to or on behalf of each individual plan participant. Section 401(a)(17) of the Code imposes limitations on the amount of each individual plan participant's annual compensation that the Retirement Plan may take into account in determining the annual benefit payable to or on behalf of the participant. As these limitations may reduce the Retirement Allowance and Spouse's Allowance otherwise payable to you and your spouse under the Retirement Plan, the Board of Directors of the Company has authorized the payment to you and your spouse of certain direct benefit payments under this Excess Benefits Letter Agreement. The benefit payments under this Excess Benefits Letter Agreement are designed to allow you and your spouse to recoup any reduction in your allowances under the Retirement Plan caused by the limitations on retirement benefits provided in Sections 415 and 401(a)(17) of the Code.

          Pursuant to the authorization of the Board of Directors mentioned above, the Company hereby agrees to make benefit payments to you or on your behalf as additional compensation in consideration of your past contribution to the growth and development of the Company and in consideration for services to be rendered by you as an officer of the Company, the terms and conditions of which are as follows:

        (1) Upon your retirement or termination of services with the Company for any reason other than your death, the Company shall pay to you a monthly benefit for life, commencing on the date your Retirement Allowance commences under the Retirement Plan, in an amount equal to the monthly annuity payment which you would be entitled to receive as a Retirement Allowance under the Retirement Plan if the limitations on retirement benefits provided in Sections 415 and 401(a)(17) of the Code were not applicable, less the monthly annuity payment actually payable to you as a Retirement Allowance under the Retirement Plan.

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        (2)    Upon your death while in the service of the Company or after termination of service with the Company, the Company shall pay to your spouse, if she survives you and is eligible for a Spouse's Allowance under the Retirement Plan, a monthly lifetime benefit, commencing on the first day of the month following your death, in an amount equal to the monthly installment which she would be entitled to receive as a Spouse's Allowance under the Retirement Plan if the limitations on retirement benefits provided in Sections 415 and 401(a)(17) of the Code were not applicable, less the monthly installment actually payable to her as a Spouse's Allowance under the Retirement Plan.

        (3) The benefits payable under this Excess Benefits Letter Agreement shall be paid by the Company each month out of its general assets and shall not be funded in any manner.

          This Excess Benefits Letter Agreement shall be effective as of the date set forth below. If you find that this Excess Benefit Letter Agreement accurately describes the agreement between Pogo Producing Company and you concerning your unfunded deferred compensation described herein, please sign two copies of this letter and return one to the Company, whereupon this letter shall constitute a binding agreement between Pogo Producing Company and you.

                                     Yours very truly,

                                     POGO PRODUCING COMPANY

                                     By: /s/ JOHN O. MCCOY, JR.
                                          John O. McCoy, Jr.
                                          Vice President and Chief
                                          Administrative Officer


                                     Date: March 2, 1995


Accepted and agreed:



/s/ PAUL G. VAN WAGENEN
Paul G. Van Wagenen